INVESTMENT ADVISORY AGREEMENT
                          -----------------------------
                               BRAZOS MUTUAL FUNDS


                     BRAZOS REAL ESTATE SECURITIES PORTFOLIO

     AGREEMENT made this 7th day of April, 2004 by and between Brazos Mutual Funds, a Delaware statutory trust (the "Trust") and John McStay Investment Counsel, L.P., a Delaware limited partnership (the "Adviser").

     1. INVESTMENT MANAGEMENT DUTIES. The Trust hereby appoints the Adviser to act as investment adviser to the Trust, on behalf of the Real Estate Securities Portfolio (the "Portfolio"), for the period and on such terms as set forth in this Agreement. Subject to the delegation of any duties to one or more investment subadvisers ("Subadvisers") as provided in Section 3 herein, the Trust appoints the Adviser to manage the investment and reinvestment of the assets of the Portfolio, to continuously review, supervise and administer the investment program of the Portfolio, to determine in its discretion the securities to be purchased, held, sold or exchanged for the Portfolio, and the portion of the Portfolio's assets to be held uninvested, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and restrictions of the Portfolio, as stated in the then-current Form N-1A Registration Statement of the Portfolio ("Registration Statement"), applicable laws and regulations, and such other standards as the Board may reasonably establish. The Adviser accepts such appointment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. PORTFOLIO TRANSACTIONS. Subject to the delegation of any duties to one or more Subadvisers as provided in Section 3 herein, the Adviser is responsible for decisions to buy or sell securities and other investments for the assets of the Portfolio, broker-dealers and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing Portfolio transactions, the Adviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Adviser's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Adviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficult of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Adviser shall not be deemed to have

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acted  unlawfully  or to have  breached  any duty  created by this  Agreement or otherwise solely by reason of the Adviser's having caused the Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Adviser's overall responsibility with respect to such Portfolio and to other clients as to which the Adviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, including Section 17(e) of the Act and Rule 17e-1 thereunder, the Adviser may engage its affiliates or any other subadviser to the Trust and its respective
affiliates,   as  broker-dealers  or  futures  commission  merchants  to  effect
Portfolio transactions in securities and other investments for the Portfolio. The Adviser will promptly communicate to the officers and the Trustees of the Trust such information relating to Portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Adviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Adviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

     3.  RETENTION OF SUBADVISERS.

          (a) Subject to Board and Portfolio shareholder approval to the extent required by the 1940 Act and related rules, and subject to the general supervision and control of the Board and under the terms and conditions set forth in this Agreement, Adviser, at its own expense, may delegate to one or more Subadvisers any responsibilities of the Adviser as set forth in Sections 1 or 2 of this Agreement.

          (b) Subject to Board and Portfolio shareholder approval to the extent required by the 1940 Act and related rules, and subject to the general supervision and control of the Board, Adviser will have full discretion to (i) select new or additional Subadvisers for the Portfolio, (ii) enter into and materially modify existing Subadvisory Agreements, and (iii) terminate and replace any Subadviser. To the extent that Adviser has delegated responsibility to more than one Subadviser pursuant to Section 3, Adviser will assess the Portfolio's investment focus and will seek to implement decisions with respect to the allocation and reallocation of the Portfolio's assets among one or more current or additional Subadvisers from time to time, as Adviser deems appropriate, to enable the Portfolio to achieve its investment goals. In addition, Adviser will monitor compliance of each Subadviser with the investment objectives, policies and restrictions of the Portfolio (or portions of the Portfolio) under the management of such Subadviser, monitor compliance with brokerage execution standards, and review and report to the Board on the performance of each Subadviser. Adviser will furnish, or cause the appropriate Subadvisers to furnish, to the Trust such statistical information, with respect to the investments that the Portfolio (or portions of the Portfolio) may hold or contemplate purchasing, as the Trust may reasonably request. On Adviser's own initiative, Adviser will apprise, or cause the appropriate Subadvisers to

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apprise, the Trust of important developments  materially affecting the Portfolio
(or any portion of the Portfolio that they advise) and will furnish the Trust, from time to time, with such information as may be appropriate for this purpose. Further, Adviser agrees to furnish, or cause the appropriate Subadvisers to furnish, to the Board such periodic and special reports as the Board may reasonably request. In addition, Adviser agrees to cause the appropriate Subadvisers to furnish to third-party data reporting services all currently available standardized performance information and other customary data.

     4. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1, 2 and 3 of this Agreement, the Trust, on behalf of the Portfolio, shall pay to the Adviser in monthly installments, an advisory fee equal to one-twelfth of .40% of the Portfolio's average daily net assets for the month.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal month as a percentage of the total number of days in such month.

     Adviser may from time to time and for such periods as it deems appropriate voluntarily waive fees or otherwise reduce its compensation hereunder. In addition to any amounts otherwise payable to Adviser as an advisory fee for current services under this Agreement, the Trust shall be obligated to pay Adviser amounts previously waived or expenses paid by Adviser with respect to the Portfolio, provided that such additional payments are made not inconsistent with the then-current Registration Statement.

     5. OTHER SERVICES. At the request of the Trust, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust at the Adviser's cost.

     6. REPORTS. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     7. STATUS OF ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.

     8. LIABILITY OF ADVISER. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 ("1940
Act"), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder of the Trust, for any error or judgment, mistake of

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law or any other act or omission in the course of, or connected with,  rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Trust.

     9. DURATION AND TERMINATION. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to the Portfolio unless it has first been approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

     (a) By vote of a majority of the (i) Board members who are not "interested persons" (as defined in the 1940 Act) of the Trust or Adviser ("Independent Board Members") or (ii) outstanding voting shares of the Portfolio (as defined in the 1940 Act), the Portfolio may at any time terminate this Agreement, without the payment of any penalty, by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to Adviser.

     (b) This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Portfolio by the affirmative vote of a majority of the outstanding shares (as defined in the 1940 Act) of the Portfolio, and (ii) a majority of the Independent Board Members, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Portfolio for their approval and such shareholders fail to approve such continuance as provided herein, the Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

     (c) Adviser may at any time terminate this Agreement, without the payment of any penalty, by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Trust.

     (d) This Agreement automatically and immediately shall terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act).

     Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

     10. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) to the extent required by the 1940 Act and related regulations, by vote of a majority of the outstanding voting securities of the Portfolio.

     11. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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     12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

     13. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14. HEADINGS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     15. LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligations of the Portfolio under this Agreement is not binding upon the Board members or the shareholders individually but are binding only upon the assets and property of the Portfolio.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the date set forth above.


                                    John McStay Investment Counsel, L.P.


                                    By:  /s/ Conrad Doenges
                                         ---------------------------------------
                                         Name:  Conrad Doenges
                                         Title: Managing Director



                                    Brazos Mutual Funds


                                    By:  /s/ Wayne G. Willems
                                         ---------------------------------------
                                         Name:  Wayne G. Willems
                                         Title: President



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